Exhibit 99.1

  PRESS RELEASE
For Immediate Release

Date:	March 3, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Expands Board and Nominates
Two Additional Independent Directors

DAYTONA BEACH (March 3, 2009) – Consolidated-Tomoka Land Co. (NYSE Alternext US–CTO) announced today that it is expanding its Board of Directors from nine to eleven members and has nominated Jeffry B. Fuqua to the new Class II director position and John J. Allen to the new Class III director position.  Both Mr. Fuqua and Mr. Allen, who were nominated by the Company’s largest shareholder, Wintergreen Advisers, LLC, will be included as director nominees in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, for approval by the Company’s shareholders.  If elected, Mr. Fuqua’s term in Class II would expire in 2011 and Mr. Allen’s term in Class III would expire in 2012.  With the addition of Messrs. Fuqua and Allen to the Board of Directors, both of whom qualify as independent directors, ten of the eleven members on the Company’s Board would be independent directors.  The Board also nominated the following four incumbent directors for re-election at the 2009 Annual Meeting of Shareholders: Linda Loomis Shelley in Class I and Gerald L. DeGood, James E. Gardner, and William J. Voges in Class III.

William H. McMunn, Chairman and CEO of Consolidated-Tomoka, stated, “We are very pleased to nominate two new and highly qualified independent directors to the Company’s Board of Directors in addition to the four highly qualified incumbent directors, Linda Loomis Shelley, Gerald L. DeGood, James E. Gardner, and William J. Voges.  Both Mr. Fuqua and Mr. Allen have considerable relevant experience.  Both nominees understand the Florida real estate industry, and we believe they will bring significant insight to the Board’s deliberations and operations.  I want to thank the members of the Governance Committee for their work in reviewing the candidates and Wintergreen Advisers for introducing them to the Company.”

Brief biographies of Messrs. Fuqua and Allen follow:

Jeffry B. Fuqua

Mr. Fuqua is the owner and President of Amick Construction Co. Inc.  Mr. Fuqua joined Amick as a general manager in 1975 and became the president and owner of Amick in 1977.  Amick is involved in all aspects of highway and heavy construction in central Florida.  Mr. Fuqua is also Chairman of the Greater Orlando Aviation Authority (GOAA), Chairman of the Board of Directors of Liberty Bancorporation, and Chairman of the Board of Directors of Orlando National Bank.  As Chairman of the GOAA, Mr. Fuqua oversaw a $3.3 billion capital improvement and growth program for Orlando International Airport.  Mr. Fuqua has extensive experience in real estate development in central Florida, including single family lots, multi-family rental projects, and commercial and industrial properties. Mr. Fuqua holds a B.A. in philosophy and Masters and Doctorate degrees in Mathematics from the University of Miami.

John J. Allen

Mr. Allen is president of Allen Land Group Inc., a Florida based commercial real estate brokerage company that is also involved in development, permitting, and investment analysis of real estate projects. He is also president of Mitigation Solutions, Inc., a wetlands mitigation company, which was the first totally privately funded mitigation land bank in Florida.  In his role as president of Allen Land Group, Mr. Allen has been involved in raw land permitting and development in northeast Florida for over twenty years.  Prior to becoming involved in real estate, Mr. Allen worked in commercial lending and national corporate banking at Barnett Banks, Inc.  Mr. Allen holds a B.S. in Agricultural Economics from Cornell University.

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt ($6.6 million) and generates over $9 million in before tax cash flow annually from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

Important Additional Information
The Company will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2009 annual meeting of shareholders.  Shareholders are strongly advised to read the Company’s 2009 proxy statement and the accompanying WHITE proxy card when they become available because they will contain important information. Shareholders will be able to obtain copies of the Company’s 2009 proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2009 annual meeting of shareholders free of charge at the SEC’s website at , on the Company’s website at   or by writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida, 32120-0809. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, The Altman Group, toll-free at (866) 620-1450 or by email at pcasey@altmangroup.com.  The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2009 annual meeting of shareholders.  Information concerning persons who may be considered participants in the solicitation of the Company's shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its  2008 annual meeting of shareholders, filed with the SEC on March 20, 2008 and its Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 13, 2008, and will be set forth in its proxy statement relating to its 2009 Annual Meeting of Shareholders.

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